AMG Funds Family of Funds
Affiliated Underwriter Transactions (Rule 10f-3)
For the period October 1, 2017 - December 31, 2017


Subadviser: Loomis, Sayles & Co., L.P.
Fund:  AMG Managers Global Income Opportunity Fund




TRADE DATE
12/07/17



ISSUER
Air Canada 2017-1AA PTT (ACACN 3.3% January 15, 2030 144A)



CUSIP
00908PAA5



BONDS
50,000



PURCHASE PRICE OR OFFERING PRICE
$100.00



SPREAD
1.00%



COST
$50,000



UNDERWRITER FROM WHOM PURCHASED
Credit Suisse Securities (USA) LLC




TOTAL SHARES/ UNITS/ BONDS OFFERED
400,108,000



AGGREGATE PRINCIPAL AMOUNT OF OFFERING
$400,108,000



TOTAL PROCEEDS AFTER DISCOUNT
$396,106,920



TOTAL BONDS PURCHASED BY INVESTMENT MANAGEMENT
1,175,000




AGGREGATE PRINCIPAL AMOUNT OF PURCHASE BY ALL INVESTMENT
COMPANIES ADVISED BY THE ADVISER
$1,175,000





% OF OFFERING
0.29%